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                                                                      EXHIBIT A7



                                    $21,500
                           HIGHEST PRICE TO PURCHASE
                   UNITS OF LIMITED PARTNERSHIP INTERESTS OF
                 RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP

                        OFFER EXTENDED TO JULY 23, 1999


         AIMCO PROPERTIES, L.P. recently increased its offer price to purchase units of limited partnership interest (the "Units") in Riverside Park Associates Limited Partnership (the "Partnership") to $21,500, net to seller in cash. Our price is HIGHER than the price being offered by MP Income Fund 15, LLC; MP Income Fund 12, LLC; Accelerated High Yield Institutional Investors, Ltd.; Accelerated High Yield Institutional Fund, Ltd.; Moraga Fund 1, L.P.; and Moraga Gold, LLC (the "Purchasers"). IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. Limited Partners who have already tendered their Units to AIMCO will automatically receive the benefit of the increased purchase price and need not take any further action.

         Our offer has been extended and will now expire at 5:00 p.m., New York City time on July 23, 1999 (unless further extended by us). AS A RESULT YOU WILL BE ABLE TO RECEIVE OUR HIGHER PRICE EARLIER THAN THE PURCHASERS ARE PERMITTED TO BUY UNDER THEIR OFFER.

         The general partner of the Partnership is our affiliate. The Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to our Offer. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         You should be aware, however, that, as with any rational investment decision, we are making our Offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our Offer, and no representation is made by us or any of our affiliates as to such fairness.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.

                                       Very truly yours,



                                       AIMCO PROPERTIES, L.P.

July 9, 1999